EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

American Homes 4 Rent

Agoura Hills, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 12, 2013, relating to the consolidated financial statements and schedule of American Homes 4 Rent; our report dated May 28, 2013, relating to the combined financial statements of American Homes 4 Rent Advisor, LLC and American Homes 4 Rent Management Holdings, LLC; and our report dated June 4, 2013, relating to the statements of revenues and certain expenses of the Alaska Portfolio, appearing in the Company’s final prospectus, dated July 31, 2013.

/s/ BDO USA, LLP

Los Angeles, California

August 2, 2013